Rule 424(b)(2) Prospectus Supplement
                                                      Registration No. 333-84514

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED April 11, 2002

                                6,500,000 Shares

                                 OMI Corporation

                                  Common Stock

     This Prospectus Supplement supplements information contained in that certain Prospectus of OMI Corporation dated April 11, 2002, pursuant to which OMI has the right to issue and sell to an investor its common stock. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement is incorporated by reference into the accompanying Prospectus. You should read this Prospectus Supplement and the accompanying Prospectus, and documents incorporated therein, carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

     See "Risk Factors" beginning on page 3 of the accompanying Prospectus to read about risks that you should consider before buying shares of our common stock.

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     You should rely only on the information provided or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus Supplement.

                           --------------------------

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is December 12, 2002.
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                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Plan of Distribution.........................................................S-1

PROSPECTUS

Available Information..........................................................3

Risk Factors...................................................................3

Incorporation of Certain Information by Reference.............................10

The Company...................................................................11

Use of Proceeds...............................................................12

Common Stock Price Range......................................................12

Plan of Distribution..........................................................12

Legal Matters.................................................................17

Experts.......................................................................17

         The following information supplements the information set forth in the accompanying Prospectus.

          On December 12,2002, we will issue and sell 6,500,000 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. pursuant to this Prospectus Supplement. The common stock will be purchased at an average per share purchase price of $3.42. The total purchase price for all of these shares is $22,230,000. We will receive proceeds from the sale of these shares of $22,230,000 minus the payment of a placement fee of $444,600 and other expenses related to the sale of approximately $15,000.

         The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the drawn down period on which the shares are purchased, less a discount of 5 % pursuant to the terms of the common stock purchase agreement entered into between Acqua Wellington and us on April 5, 2002 and as described in the Plan of Distribution in the accompanying Prospectus. We will pay Credit Lyonnais Securities (USA), Inc. 2% of the aggregate proceeds received by us from the sales of shares to Acqua Wellington as a placement fee for introducing us to Acqua Wellington.

                                      S-1
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         Our purchase agreement with Acqua Wellington contains a formula which ties the maximum dollar amount of the stock that we can obligate Acqua Wellington to buy during the draw down period to the threshold price specified in our draw down notice. As permitted by the purchase agreement, we have agreed with Acqua Wellington to modify the formula to increase the dollar amount of shares that corresponds to the threshold price in our draw down notice and also to extend the draw down pricing period beyond the 20 day period as stipulated in the purchase agreement.

         Acqua Wellington is an "underwriter" within the meaning of Section 2
(a) (11) of the Securities Act of 1933, as amended. Acqua Wellington has informed us that it intends to use Carlin Equities Corporation as the broker-dealer to sell on the New York Stock Exchange shares of our common stock purchased under the common stock purchase agreement. Such sales will be made on the New York Stock Exchange at prices and at terms then prevailing or at prices related to the then current market price. Carlin Equities Corporation is an "underwriter" within the meaning of Section 2 (a) (11) of the Securities Act.

           See the "Plan of Distribution" beginning on page 12 of the accompanying Prospectus for more details.

                                      S-2